Exhibit 10.8

Hyperion DeFi, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Effective as of July 22, 2025

Non-employee members of the board of directors (the “Board”) of Hyperion DeFi, Inc. (the “Company”) shall receive cash and equity compensation for their service on the Board as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or issued, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.

I.Cash Compensation

A.Quarterly Retainers. Each Non-Employee Director shall receive a quarterly retainer of $25,000 for service on the Board.

B.Additional Quarterly Retainers. In addition, Non-Employee Directors shall receive the following quarterly retainers, as applicable:

1.Chair of the Board. A Non-Employee Director serving as Chair of the Board shall receive an additional quarterly retainer of $15,000 for such service.

2.Audit and Finance Committee. A Non-Employee Director serving as Chair of the Audit and Finance Committee shall receive an additional quarterly retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Audit and Finance Committee shall receive an additional quarterly retainer of $5,000 for such service.

3.Compensation Committee. A Non-Employee Director serving as Chair of the Compensation Committee shall receive an additional quarterly retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Compensation Committee shall receive an additional quarterly retainer of $5,000 for such service.

4.Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee shall receive an additional quarterly retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Nominating and Corporate Governance Committee shall receive an additional quarterly retainer of $5,000 for such service.

C.Payment of Retainers. The retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in the first week of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be considered earned for the calendar quarter in which it was paid, as applicable, and shall be prorated to reflect the amount of time served in the applicable positions on the Board during a calendar quarter.

II.Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2018 Omnibus Stock Incentive Plan or any other applicable Company equity incentive plan then maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all grants of restricted stock units (“RSUs”) hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreements. For the avoidance of doubt, the share numbers provided for herein shall be subject to adjustment as provided in the Equity Plan.

A.Equity Awards.

(1)

A Non-Employee Director who will continue to serve as a Non-Employee Director immediately following the effective date of this Policy shall receive, upon the date of the 2025 annual meeting of stockholders of the Company, a grant of 50,000 RSUs, as a one-time grant, in recognition of the Company’s new business strategy, the responsibilities of the newly reconstituted Board, and service on the Board prior to the Company’s recent change in business strategy. The settlement of such RSUs will occur upon vesting, as follows: (1) 25,000 RSUs shall vest on December 15, 2025; (2) 12,500 RSUs shall vest on May 26, 2026; and (3) 12,500 RSUs shall vest on August 16, 2026; provided, however, that such awards shall vest immediately in full upon the date on which a Corporate Transaction (as defined in the Equity Plan, and copied below for reference) has occurred, or (b) the date on which a Non-Employee Director’s service on the Board concludes for any reason other than a self-initiated decision by such Non-Employee Director to step down from the Board.

(2)

Commencing with the annual meeting of stockholders of the Company to be held in 2026, each Non-Employee Director who remains on the Board after the annual meeting of stockholders in each year shall receive an annual grant of RSUs with a value of $185,000 (an “Annual Award”). Unless the Board otherwise determines, the settlement of such Annual Awards will occur upon vesting, as follows: each Annual Award shall vest in full on the earlier of (1) one year from the date of grant and (2) the date of the next annual meeting of the stockholders of the Company. Any Non-Employee Director that joins the Board during the middle of a year shall receive a prorated Annual Award, which shall reflect the amount of time to be served on the Board during the year. Unless the Board otherwise determines, any portion of an Annual Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.

B.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section II(A)(2) above.

The provisions of this Policy shall be reviewed in the first quarter of 2026.

* * * * *

As used in this Policy, a “Corporate Transaction” shall refer to any of the following events:

•	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
•	the complete liquidation or dissolution of the Company;
•	any reverse merger or series of related transactions culminating in a reverse merger

(including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

•

the acquisition, in a single or series of related transactions, by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.